Exhibit 5.1

BAKER BOTTS L.L.P.	ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 713.229.1234 FAX 713.229.1522	AUSTIN BAKU DALLAS HOUSTON LONDON NEW YORK RIYADH WASHINGTON

September 9, 2003

004598.0293

GlobalSantaFe Corporation

15375 Memorial Drive

Houston, Texas 77079

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by GlobalSantaFe Corporation, a Cayman Islands company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to securities to be issued and sold by the Company from time to time pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $1,000,000,000, we are passing upon certain legal matters in connection with such securities for the Company. Such securities include (a) the Company’s unsecured senior debt securities (the “Senior Debt Securities”); and (b) the Company’s unsecured subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”).

Each series of Senior Debt Securities will be issued pursuant to the Indenture, dated as of February 1, 2003 (the “Senior Indenture”), among the Company, as issuer, and Wilmington Trust Company, as trustee, and each series of Subordinated Debt Securities will be issued pursuant to an indenture to be entered into between the Company, as issuer, and the trustee thereunder (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), as each such Indenture will be supplemented, in connection with the issuance of each such series, by a supplemental indenture, officers’ certificate or other writing thereunder establishing the form and terms of such series.

In our capacity as counsel to the Company in connection with the matters referred to above, we have examined the Senior Indenture and the form of Subordinated Indenture (each as filed as an exhibit to the Registration Statement), and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinion, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that all signatures on documents examined by us are genuine, all documents submitted to us are authentic and all documents submitted as copies conform to the originals thereof. In connection with this opinion, we have also assumed that:

(a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act;

BAKER BOTTS L.L.P.

GlobalSanteFe Corporation	September 9, 2003

(b) a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities offered thereby;

(c) all Debt Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement;

(d) in the case of Subordinated Debt Securities, an indenture substantially in the form of the Subordinated Indenture will have been duly authorized, executed and delivered by the Company and the trustee thereunder;

(e) all necessary corporate action will have been taken to designate and establish the terms of any series of Debt Securities in accordance with the terms of the Indenture under which such Debt Securities will be issued and any other securities issuable on the conversion, exchange, redemption or exercise thereof and to approve the issuance thereof, the terms of the offering thereof and related matters and such Debt Securities will not include any provision that is unenforceable;

(f) a definitive purchase, underwriting or similar agreement with respect to any Debt Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto (the “Purchase Agreement”);

(g) any securities issuable upon conversion, exchange, redemption or exercise of any Debt Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise;

(h) all Debt Securities, and any certificates in respect thereof, will be delivered in accordance with either (a) the provisions of the applicable Purchase Agreement upon payment of the consideration therefor provided for therein or (b) upon conversion, exchange, redemption or exercise of any other security, in accordance with the terms of such security or the instrument governing such security providing for such conversion, exchange, redemption or exercise, in either case, which will have been approved by all necessary corporate action, for such consideration as has been approved pursuant to all necessary corporate action;

(i) the Indenture under which any series of Debt Securities will be issued will have become qualified under the Trust Indenture Act of 1939, as amended; and

(j) forms of Debt Securities complying with the terms of the Indenture under which any Debt Securities will be issued and evidencing such Debt Securities will have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture.

BAKER BOTTS L.L.P.

GlobalSanteFe Corporation	September 9, 2003

Based upon and subject to the foregoing, we are of the opinion that the Debt Securities, when duly executed, authenticated and delivered pursuant to the terms of the applicable Indenture, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as that enforcement may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer or other laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

The opinion set forth above is limited to the laws of the State of Texas, the contract law of the State of New York and the federal laws of the United States. We have relied as to matters of Cayman Islands law upon the opinion of Maples and Calder filed as Exhibit 5.2 to the Registration Statement. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.

BAKER BOTTS L.L.P.

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